News Release

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS SECOND QUARTER 2008 RESULTS
HOUSTON, August 6, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months ended June 30, 2008.
     “We are pleased that the continued favorable supply and commodity price environment enabled Copano to achieve substantial year-over-year and sequential increases in net income, Adjusted EBITDA and distributable cash flow,” said John Eckel, Chairman and Chief Executive Officer of Copano.
Second Quarter Financial Results
     Revenue for the second quarter of 2008 increased 78% to $501.3 million compared with $281.7 million for the second quarter of 2007. Copano’s operating segment gross margin increased 70% to $89.6 million compared to $52.6 million in the second quarter of 2007. Total segment gross margin, which includes a loss associated with Copano’s hedging program of $17.5 million, increased 55% to $72.1 million for the second quarter of 2008 from $46.4 million for the second quarter of 2007. Net income increased by 74% to $23.2 million, or $0.40 per unit on a diluted basis, for the second quarter of 2008 compared to net income of $13.3 million, or $0.31 per unit on a diluted basis, for the second quarter of 2007. Weighted average diluted units outstanding totaled approximately 58.0 million for the second quarter of 2008 and approximately 43.5 million for the same period in 2007.
     Adjusted EBITDA for the second quarter of 2008 increased 95% to $58.0 million compared with $29.7 million for the second quarter of 2007. Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization, and is adjusted to include Copano’s share of depreciation, amortization and interest costs attributable to its unconsolidated affiliates. Distributable cash flow for the second quarter of 2008 (prior to any cash reserves established by Copano’s Board) rose 72% to $43.1 million compared to $25.0 million for the second quarter of 2007. Second quarter 2008 distributable cash flow represents 160% coverage of the second quarter 2008 distribution of $0.56 per unit, based on total common units outstanding on August 1, 2008, the distribution record date. Adjusted EBITDA for the second quarter of 2008 includes $5.6 million in depreciation, amortization and interest costs attributable to Copano’s ownership in unconsolidated affiliates. Non-cash expenses incurred during the second quarter of 2008 that were not added back in determining Adjusted EBITDA include amortization expense of $8.5 million related to the option component of Copano’s commodity derivatives and mark-to-market charges on undesignated economic hedges, net of ineffectiveness gains, of approximately $2.3 million incurred with respect to Copano’s commodity derivatives. The mark-to-market charges reduced Adjusted EBITDA but were added back in the determination of distributable cash flow.
     Segment gross margin, total segment gross margin, EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Second Quarter Operating Results by Segment
     Copano manages its business in three geographical operating segments: Oklahoma, Texas and Rocky Mountains. The Oklahoma segment provides natural gas midstream services in central and east Oklahoma, including the Oklahoma natural gas activities acquired as part of the Cimmarron Gathering, LP acquisition in May 2007, and also includes a crude oil pipeline located in south Oklahoma and north Texas. The Texas segment provides natural gas gathering, processing, treating, conditioning and related NGL transportation in south Texas and operates north Texas natural gas gathering systems acquired as part of the Cimmarron acquisition. The Texas segment also includes the Lake Charles processing plant acquired in October 2007 as part of Cantera Natural Gas, LLC acquisition. The Rocky Mountains segment was established following the Cantera acquisition and operates in Wyoming’s Powder River Basin. The Rocky Mountains segment includes Copano’s 51.0% and 37.04% managing member interests in Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C., respectively, and its producer services business utilizing firm gathering and transportation agreements.
Oklahoma
     During the second quarter of 2008, segment gross margin for the Oklahoma segment increased 79% to $47.9 million compared to $26.8 million for the second quarter of 2007. The increase in segment gross margin resulted primarily from increased pipeline and processing volumes and increases in commodity prices compared to the prior year period.
     The Oklahoma segment gathered an average of 228,941 MMBtu/d of natural gas, processed an average of 155,430 MMBtu/d of natural gas and produced an average of 15,465 Bbls/d of NGLs at its plants and third-party plants during the second quarter of 2008, representing increases of 15%, 8% and

9%, respectively, compared to the second quarter of 2007. During the second quarter of 2007, the Oklahoma segment gathered an average of 199,563 MMBtu/d, processed an average of 144,323 MMBtu/d and produced an average of 14,149 Bbls/d of NGLs.
Texas
     Segment gross margin for the Texas segment increased approximately 57% in the second quarter of 2008 to $40.5 million compared to $25.8 million for the second quarter of 2007. The increase in segment gross margin resulted primarily from increased pipeline and processing volumes and increases in natural gas liquids prices compared to the prior year period.
     During the second quarter of 2008, the Texas segment provided gathering, transportation and processing services for an average of 700,545 MMBtu/d of natural gas compared with 650,798 MMBtu/d for the second quarter of 2007, an increase of 8%. The Texas segment gathered an average of 313,523 MMBtu/d of natural gas, processed an average of 629,334 MMBtu/d of natural gas and produced an average of 17,721 Bbls/d of NGLs at its plants and third-party plants during the second quarter of 2008, representing increases of 7% and 9% for gathering and processing, respectively, and a 2% decrease in production of NGLs as compared to the second quarter of 2007. During the second quarter of 2007, the Texas segment gathered an average of 292,518 MMBtu/d, processed an average of 577,715 MMBtu/d and produced an average of 18,078 Bbls/d of NGLs.
Rocky Mountains
     Segment gross margin attributable to the producer services business in Copano’s Rocky Mountains segment was $1.2 million for the second quarter of 2008. For the second quarter of 2008, producer services throughput averaged 229,513 MMBtu/d, which represents volumes purchased for resale, volumes gathered utilizing firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with Wyoming Interstate Gas Company (WIC), or using additional capacity that we obtain on WIC. The Rocky Mountains segment results and volumes do not include the results and volumes associated with Copano’s interests in Bighorn and Fort Union, which are accounted for under the equity method of accounting. For the second quarter of 2008, average pipeline throughput for Bighorn and Fort Union totaled 217,373 MMBtu/d and 727,688 MMBtu/d, respectively.
Corporate and Other
     Corporate and other primarily consists of results attributable to Copano’s commodity risk management portfolio. Total segment gross margin includes a loss of $17.5 million for the second quarter of 2008 for corporate and other compared to a loss of $6.1 million in the second quarter of 2007.

The loss for the second quarter of 2008 includes $6.7 million of cash settlements paid with respect to expired commodity derivatives, $8.5 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives, which has not been added back in the determination of distributable cash flow or Adjusted EBITDA, and $2.3 million of unrealized losses related to non-cash mark-to-market charges on undesignated economic hedges, net of ineffectiveness gains, for Copano’s commodity derivatives, which were added back in determining distributable cash flow but not in determining Adjusted EBITDA. Corporate and other for the second quarter of 2007 included $5.2 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $1.8 million of unrealized losses related to mark-to-market charges on undesignated economic hedges reduced by $0.9 million of cash settlements received with respect to expired commodity derivatives. In its risk management portfolio, Copano acquires multi-year commodity options and amortizes the premium paid over the term of each option contract.
Year-to-Date Financial Results
     Revenue for the first six months of 2008 increased 83% to $903.0 million compared with $492.7 million for the same period of last year. Net income increased by 71% to $37.7 million, or $0.65 per unit on a diluted basis, for the six months ended June 30, 2008 compared to net income of $22.0 million, or $0.52 per unit on a diluted basis, for the six months ended June 30, 2007. Weighted average diluted units outstanding totaled approximately 58.0 million for the six months ended June 30, 2008 and approximately 41.2 million for the same period in 2007. Total segment gross margin increased 57% to $133.4 million for the six months ended June 30, 2008 from $84.8 million for the six months ended June 30, 2007. Total segment gross margin includes a loss of $35.3 million for the six months ended June 30, 2008 comprised of $12.5 million of cash settlements paid with respect to expired commodity derivatives, $16.0 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $6.8 million of non-cash mark-to-market charges on undesignated economic hedges, net of ineffective gains. Total segment gross margin for the six months ended June 30, 2007 includes a loss of $8.9 million comprised of $3.2 million of cash settlements received on expired commodity derivatives reduced by $10.3 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $1.8 million of unrealized losses related to mark-to-market charges on undesignated economic hedges.
     Adjusted EBITDA increased 95% to $103.8 million for the six months ended June 30, 2008 compared with $53.2 million for the same period in 2007. Distributable cash flow increased 64% to $77.1 million for the six months ended June 30, 2008 compared to $47.0 million for same period of last year. Segment gross margin, total segment gross margin, EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Cash Distributions
     On July 16, 2008, Copano announced a second quarter 2008 cash distribution of $0.56 per unit, or $2.24 per unit on an annualized basis, for all of its outstanding common units. This distribution, which represents the 14th consecutive increase since Copano’s IPO, will be paid on August 14, 2008 to common unitholders of record at the close of business on August 1, 2008.
Conference Call Information
     Copano will hold a conference call to discuss its second quarter 2008 financial results and recent developments on Thursday, August 7 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2138 and ask for the Copano Energy call 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Please visit the website at least 10 minutes prior to the call to register and download any necessary audio software.
     A replay of the audio webcast will be available shortly after the call on Copano’s website. Additionally, a telephonic replay will be available through August 14, 2008 by calling (303) 590-3000 and using the pass code 11117433#.
Use of Non-GAAP Financial Measures
     This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of segment gross margin, total segment gross margin, EBITDA, Adjusted EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. Copano believes that investors benefit from having access to the same financial measures that its management uses in evaluating Copano’s liquidity position or financial performance.

     With respect to a Copano operating segment, segment gross margin is defined as segment revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, cost of crude oil purchased from third parties, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin is the sum of the operating segment gross margins and the results of Copano’s risk management activities that are included in Corporate and other. Copano views total segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among operating segments. The GAAP measure most directly comparable to total segment gross margin is operating income.
     Copano defines EBITDA as net income plus interest and other financing costs, provision for income taxes and depreciation and amortization expense. EBITDA is a financial measure that, with certain negotiated adjustments, is reported to Copano’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as Copano does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Because a portion of Copano’s net income (loss) is attributable to equity earnings (loss) from its unconsolidated affiliates, including Bighorn, Fort Union, Webb Duval and Southern Dome, Copano calculates Adjusted EBITDA to reflect the depreciation and amortization expense and interest costs embedded in the equity in earnings (loss) from these unconsolidated affiliates. Specifically, Adjusted EBITDA is determined by adding to EBITDA (i) the amortization expense attributable to the difference between Copano’s carried investment in each unconsolidated affiliate and the underlying equity in its net assets, (ii) the portion of each unconsolidated affiliate’s depreciation and amortization expense which is proportional to Copano’s ownership interest in that unconsolidated affiliate and (iii) the portion of each unconsolidated affiliate’s interest and other financing costs which is proportional to Copano’s ownership interest in that unconsolidated affiliate. EBITDA or Adjusted EBITDA is used as a supplemental financial measure by external users of Copano’s financial statements such as investors, commercial banks and research analysts, and Adjusted EBITDA is used by Copano’s management, to assess:

•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Distributable cash flow is defined as net income plus: (i) depreciation and amortization expense; (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in the earnings of unconsolidated affiliates; and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Prior to the first quarter of 2008, reimbursements by our pre-IPO investors of certain general and administrative expenses in excess of the “G&A Cap” defined in our limited liability company agreement were also included in distributable cash flow. The G&A Cap expired at the end of 2007; therefore Copano no longer includes such reimbursements in distributable cash flow. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of Copano’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by Copano (prior to any cash reserves established by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of Copano’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not Copano is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP measure most directly comparable to distributable cash flow is net income.

     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.

     This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements reflect certain assumptions based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Copano’s control, which may cause the Copano’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to Copano, key customers reducing the volume of natural gas and natural gas liquids they purchase from Copano, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Copano’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.
— financial statements to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per unit information)
Revenue:
Natural gas sales	$235,000	$140,052	$415,887	$251,329
Natural gas liquids sales	179,031	116,025	333,112	203,912
Crude oil sales	57,183	14,220	98,365	14,220
Transportation, compression and processing fees	16,442	4,192	29,124	8,440
Condensate and other	13,622	7,231	26,538	14,807

Total revenue	501,278	281,720	903,026	492,708

Costs and expenses:
Cost of natural gas and natural gas liquids	369,766	220,460	667,234	392,236
Cost of crude oil purchases	56,021	13,610	95,863	13,610
Transportation	3,416	1,218	6,537	2,104
Operations and maintenance	13,065	9,675	24,895	18,173
Depreciation and amortization	12,767	9,825	24,337	18,295
General and administrative	10,936	7,700	22,786	15,216
Taxes other than income	729	1,029	1,470	1,556
Equity in earnings from unconsolidated affiliates	(4,788)	(754)	(5,184)	(1,618)

Total costs and expenses	461,912	262,763	837,938	459,572

Operating income	39,366	18,957	65,088	33,136

Interest and other income	278	705	734	1,325
Interest and other financing costs	(16,077)	(6,179)	(27,469)	(11,372)

Income before income taxes	23,567	13,483	38,353	23,089
Provision for income taxes	(365)	(175)	(649)	(1,079)

Net income	$23,202	$13,308	$37,704	$22,010

Basic net income per common unit:
Net income	$0.49	$0.31	$0.79	$0.53
Weighted average number of common units	47,672	42,748	47,524	40,556

Diluted net income per common unit:
Net income	$0.40	$0.31	$0.65	$0.52
Weighted average number of common units	58,010	43,475	57,967	41,199

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months
	Ended June 30,
	2008	2007
	(In thousands)
Cash Flows From Operating Activities:
Net income	$37,704	$22,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,337	18,295
Amortization of debt issue costs	1,619	615
Equity in earnings from unconsolidated affiliates	(5,184)	(1,618)
Distributions from unconsolidated affiliates	11,718	2,111
Equity-based compensation	1,808	1,327
Deferred tax provision	253	917
Other noncash items	(85)	(20)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(44,258)	(16,019)
Prepayments and other current assets	753	1,315
Risk management activities	(28,465)	(18,994)
Accounts payable	62,605	24,115
Other current liabilities	15,180	6,837

Net cash provided by operating activities	77,985	40,891

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(76,995)	(40,627)
Additions to intangible assets	(3,849)	(1,763)
Acquisitions	(77)	(55,327)
Investment in unconsolidated affiliates	(18,809)	—
Distributions from unconsolidated affiliates	877	381
Other	(2,701)	103

Net cash used in investing activities	(101,554)	(97,233)

Cash Flows From Financing Activities:
Proceeds from long-term debt	364,000	94,000
Repayments of long-term debt	(314,000)	—
Repayment of short-term notes payable	—	(1,116)
Deferred financing costs	(6,350)	(608)
Distributions to unitholders	(49,585)	(34,690)
Capital contributions from pre-IPO investors	4,103	5,054
Equity offering costs	(47)	(481)
Proceeds from option exercises	524	585

Net cash (used in) provided by financing activities	(1,355)	62,744

Net (decrease) increase in cash and cash equivalents	(24,924)	6,402
Cash and cash equivalents, beginning of year	72,665	39,484

Cash and cash equivalents, end of period	$47,741	$45,886

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	June 30,	December 31,
	2008	2007
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$47,741	$72,665
Accounts receivable, net	172,080	127,534
Risk management assets	7,308	3,289
Prepayments and other current assets	3,128	3,881

Total current assets	230,257	207,369

Property, plant and equipment, net	761,568	694,727
Intangible assets, net	199,116	200,546
Investment in unconsolidated affiliates	643,835	632,725
Risk management assets	30,968	10,598
Other assets, net	34,207	23,118

Total assets	$1,899,951	$1,769,083

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$220,132	$147,046
Accrued interest	12,942	11,319
Accrued tax liability	388	3,919
Risk management liabilities	39,856	27,710
Other current liabilities	20,068	12,931

Total current liabilities	293,386	202,925

Long-term debt (includes $739 and $773 bond premium as of June 30, 2008 and December 31, 2007, respectively)	680,739	630,773
Deferred tax provision	1,484	1,231
Risk management and other noncurrent liabilities	56,306	40,018

Members’ capital:
Common units, no par value, 47,820,105 and 47,366,048 units issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	675,606	661,585
Class C units, no par value, 789,705 units and 1,184,557 units issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	26,995	40,492
Class D units, no par value, 3,245,817 units issued and outstanding as of June 30, 2008 and December 31, 2007	112,454	112,454
Class E units, no par value, 5,598,839 units issued and outstanding as of June 30, 2008 and December 31, 2007	175,634	175,634
Paid-in capital	29,684	23,773
Accumulated deficit	(20,003)	(7,867)
Other comprehensive loss	(132,334)	(111,935)

	868,036	894,136

Total liabilities and members’ capital	$1,899,951	$1,769,083

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	($ in thousands)
Total segment gross margin (1)	$72,075	$46,432	$133,392	$84,758
Operations and maintenance expenses	13,065	9,675	24,895	18,173
Depreciation and amortization	12,767	9,825	24,337	18,295
General and administrative expenses	10,936	7,700	22,786	15,216
Taxes other than income	729	1,029	1,470	1,556
Equity in earnings from unconsolidated affiliates	(4,788)	(754)	(5,184)	(1,618)

Operating income	39,366	18,957	65,088	33,136
Interest and other financing costs, net	(15,799)	(5,474)	(26,735)	(10,047)
Provision for income taxes	(365)	(175)	(649)	(1,079)

Net income	$23,202	$13,308	$37,704	$22,010

Total segment gross margin:
Oklahoma	$47,852	$26,781	$84,422	$48,182
Texas	40,499	25,779	82,075	45,438
Rocky Mountains	1,218	—	2,181	—

Segment gross margin	89,569	52,560	168,678	93,620
Corporate and other(2)	(17,494)	(6,128)	(35,286)	(8,861)

Total segment gross margin (1)	$72,075	$46,432	$133,392	$84,759

Segment gross margin per unit:
Oklahoma:
Service throughput ($/MMBtu) (3)	$2.30	$1.48	$2.06	$1.39
Texas
Service throughput ($/MMBtu)	$0.64	$0.44	$0.65	$0.39
Rocky Mountains:
Producer services throughput ($/MMBtu)(4).	$0.05	$—	$0.06	$—

Volumes:
Oklahoma:(3) (5)
Service throughput (MMBtu/d)	228,941	199,563	225,474	194,437
Plant inlet throughput (MMBtu/d)	155,430	144,323	153,020	140,444
NGLs produced (Bbls/d)	15,465	14,149	15,004	13,354
Crude oil service volumes (Bbls/d)	5,074	3,400	4,854	3,400
Texas: (6) (7)
Service throughput (MMBtu/d)	700,545	650,798	697,844	653,875
Pipeline throughput (MMBtu/d)	313,523	292,518	320,761	294,892
Plant inlet volumes (MMBtu/d)	629,334	577,715	617,034	583,336
NGLs produced (Bbls/d)	17,721	18,078	17,902	17,698
Rocky Mountains:
Producer services throughput (MMBtu/d) (4)	229,513	—	228,117	—

Capital Expenditures:
Maintenance capital expenditures	$3,094	$3,092	$6,153	$4,463
Expansion capital expenditures	52,044	129,216	82,665	148,169

Total capital expenditures	$55,138	$132,308	$88,818	$152,632

Operations and maintenance expenses:
Oklahoma	$6,100	$4,853	$12,026	$9,223
Texas	7,017	4,823	12,869	8,951
Rocky Mountains	(52)	—	—	—

Total operations and maintenance expenses	$13,065	$9,676	$24,895	$18,174

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures”.

(2)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(3)	Excludes volumes associated with our interest in Southern Dome. For the three months ended June 30, 2008, plant inlet volumes for Southern Dome averaged 9,116 MMBtu/d and NGLs produced averaged 325 Bbls/d. For the three months ended June 30, 2007, plant inlet volumes for Southern Dome averaged 4,664 MMBtu/d and NGLs produced averaged 200 Bbls/d. For the six months ended June 30, 2008, plant inlet volumes for Southern Dome averaged 9,970 MMBtu/d and NGLs produced averaged

386 Bbls/d. For the six months ended June 30, 2007, plant inlet volumes for Southern Dome averaged 5,126 MMBtu/d and NGLs produced averaged 202 Bbls/d.
(4)	Producers services throughput represents volumes purchased for resale, volumes gathered utilizing firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with WIC or using additional capacity that we obtain on WIC. Excludes results and volumes associated with our interests in Bighorn and Fort Union. Volumes transported by Bighorn and Fort Union were 217,373 MMBtu/d and 727,688 MMBtu/d, respectively, for the three months ended June 30, 2008. Volumes transported by Bighorn and Fort Union were 217,699 MMBtu/d and 701,498 MMBtu/d, respectively, for the six months ended June 30, 2008.

(5)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Oklahoma segment at all plants, including plants owned by the Oklahoma segment and plants owned by third parties. Plant inlet volumes averaged 114,720 MMBtu/d and NGLs produced averaged 11,986 Bbls/d for the three months ended June 30, 2008 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 88,730 MMBtu/d and NGLs produced averaged 9,109 Bbls/d for the three months ended June 30, 2007 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 106,995 MMBtu/d and NGLs produced averaged 10,990 Bbls/d for the six months ended June 30, 2008 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 87,153 MMBtu/d and NGLs produced averaged 8,753 Bbls/d for the six months ended June 30, 2007 for plants owned by the Oklahoma segment.

(6)	Excludes volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 94,022 MMBtu/d and 107,565 MMBtu/d, net of intercompany volumes, for the three months ended June 30, 2008 and 2007, respectively. Gross volumes transported by Webb/Duval Gatherers were 87,580 MMBtu/d and 105,479 MMBtu/d, net of intercompany volumes, for the six months ended June 30, 2008 and 2007, respectively.

(7)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Texas segment at all plants, including plants owned by the Texas segment and plants owned by third parties. Plant inlet volumes averaged 607,339 MMBtu/d and NGLs produced averaged 15,961 Bbls/d for the three months ended June 30, 2008 for plants owned by the Texas segment. Plant inlet throughput averaged 561,354 MMBtu/d and NGLs produced averaged 16,724 Bbls/d for the three months ended June 30, 2007 for plants owned by the Texas segment. Plant inlet volumes averaged 594,195 MMBtu/d and NGLs produced averaged 16,168 Bbls/d for the six months ended June 30, 2008 for plants owned by the Texas segment. Plant inlet throughput averaged 566,975 MMBtu/d and NGLs produced averaged 16,344 Bbls/d for the six months ended June 30, 2007 for plants owned by the Texas segment.

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (i) total segment gross margin (which consists of the sum of individual segment gross margins and corporate and other) to the GAAP financial measure of operating income, (ii) EBITDA and Adjusted EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (iii) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Reconciliation of total segment gross margin to operating income:
Operating income	$39,366	$18,957	$65,088	$33,136
Add: Operations and maintenance expenses	13,065	9,675	24,895	18,173
Depreciation and amortization	12,767	9,825	24,337	18,295
General and administrative expenses	10,936	7,700	22,786	15,216
Taxes other than income	729	1,029	1,470	1,556
Equity in earnings from unconsolidated affiliates	(4,788)	(754)	(5,184)	(1,618)

Total segment gross margin	$72,075	$46,432	$133,392	$84,758

Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$23,202	$13,308	$37,704	$22,010
Add: Depreciation and amortization	12,767	9,825	24,337	18,295
Interest and other financing costs	16,077	6,179	27,469	11,372
Provision for income taxes	365	175	649	1,079

EBITDA	52,411	29,487	90,159	52,756
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,602	(3)	9,201	(6)
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,319	247	2,588	494
Add: % of equity method investment interest and other financing costs	(333)	—	1,837	—

Adjusted EBITDA	$57,999	$29,731	$103,785	$53,244

Reconciliation of EBITDA and Adjusted EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$58,807	$16,901	$77,985	$40,891
Add: Cash paid for interest and other financing costs	15,226	5,873	25,850	10,756
Equity in earnings from unconsolidated affiliates	4,788	754	5,184	1,618
Distributions from unconsolidated affiliates	(7,442)	(2,111)	(11,718)	(2,111)
Risk management activities	11,225	21,609	28,465	18,994
Increase in working capital and other	(30,193)	(13,539)	(35,607)	(17,392)

EBITDA	52,411	29,487	90,159	52,756
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,602	(3)	9,201	(6)
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,319	247	2,588	494
Add: % of equity method investment interest and other financing costs	(333)	—	1,837	—

Adjusted EBITDA	$57,999	$29,731	$103,785	$53,244

Reconciliation of net income to distributable cash flow:
Net income	$23,202	$13,308	$37,704	$22,010
Add: Depreciation and amortization	12,767	9,825	24,337	18,295
Amortization of debt issue costs	851	306	1,619	615
Equity-based compensation	1,023	686	1,992	1,327
G&A reimbursement from pre-IPO unitholders	—	2,116	—	5,516
Distributions from unconsolidated affiliates	7,543	708	12,595	2,492
Unrealized losses on derivatives	5,528	1,766	10,001	1,927
Deferred taxes and other	106	89	167	897
Less: Equity in earnings from unconsolidated affiliates	(4,788)	(754)	(5,184)	(1,618)
Maintenance capital expenditures	(3,094)	(3,092)	(6,153)	(4,463)

Distributable cash flow(1)	$43,138	$24,958	$77,078	$46,998

Actual quarterly distribution (“AQD”)	$26,952	$18,739

Distributable cash flow coverage of AQD	160%	133%

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors.